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                              EXHIBITS 5.1 AND 23.2



                    {LETTERHEAD OF PRESTON GATES & ELLIS LLP}


                                February 29, 2000


On2.com Inc.
375 Greenwich Street,
New York, NY 10013


         Re: Amended and Restated 1999 Incentive and Nonqualified Stock Option
             Plan (the "Plan")


Ladies and Gentlemen:

         In connection with the registration of 5,500,000 shares of common stock, no par value per share (the "Common Shares") of On2.com Inc. (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance by the Company, if any, of the Common Shares, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

         The Common Shares when issued in conformity with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

         We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.

                                Very truly yours,

                                PRESTON GATES & ELLIS LLP


                                By       /s/ Gary J. Kocher